Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 10, 2026, is made by and among the persons named below. In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary share, par value $0.0001 per share, of High Templar Tech Limited, a company incorporated under the laws of the Cayman Islands, and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the date and year first above written.

Guosheng (Hong Kong) Investment Limited

By:	/s/ LIU Gongyin
	Name:	LIU Gongyin
	Title:	Director

GUOSHENG SECURITIES Inc.

By:	/s/ LIU Chaodong
	Name:	LIU Chaodong
	Title:	Chairman

Jiangxi Communications Investment Group Co., Ltd

By:	/s/ XIE Jianfa
	Name:	XIE Jianfa
	Title:	Chairman

State-owned Assets Supervision and Administration Commission of Jiangxi Province

By:	/s/ XIAO Yun
	Name:	XIAO Yun
	Title:	Director

Department of Transportation of Jiangxi Province

By:	/s/ XIE Deqiang
	Name:	XIE Deqiang
	Title:	Director